UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 15, 2023

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38669	83-1269307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 987-6764

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.10 Par Value	RAMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2023, Warren C. Jenson, currently the President, Chief Financial Officer and Executive Managing Director of International of LiveRamp Holdings, Inc. (the “Company”), notified the Company that he will resign from those positions and terminate his employment with the Company effective as of April 14, 2023 (the “Termination Date”), to pursue other opportunities. The Company has retained a global executive search firm to assist in the search for its next principal financial officer.

Mr. Jenson has agreed to provide consulting services on a limited basis to the Company until March 31, 2024. As consideration for his consulting services, Mr. Jenson will receive a consulting fee of $100,000, payable monthly. In addition, in connection with his resignation, the Company has agreed that Mr. Jenson will be entitled to his bonus for fiscal year 2023, to the extent it is earned and payable in accordance with the Company’s incentive compensation program, excluding the provision requiring employment on the payment date, and his outstanding time-based equity awards and 5,063 shares underlying certain performance-based restricted stock units will continue to vest and settle in accordance with the schedule set forth in the applicable grant documents, excluding any inconsistent provisions relating to the effect upon the award of Mr. Jenson’s cessation of employment. All other equity awards held by Mr. Jenson will be forfeited and cancelled. The Company and Mr. Jenson have entered into a Separation Agreement and General Release and a Consulting Agreement. The foregoing is only a summary of those documents, does not purport to be complete and is qualified in its entirety by the complete text of the Separation Agreement and General Release and Consulting Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

On February 21, 2023, the Company announced that Lauren Dillard, the current Senior Vice President of Finance and Investor Relations, will serve as the interim Chief Financial Officer of the Company effective as of the Termination Date. She will retain her present title and continue to serve in her present position during her tenure as the interim Chief Financial Officer of the Company. As interim Chief Financial Officer, Ms. Dillard will be the Company’s principal financial and accounting officer.

Ms. Dillard, age 36, joined the Company in 2014 as Head of Investor Relations. In her current role as Senior Vice President of Finance and Investor Relations, a position that Ms. Dillard has held since August 2021, she is responsible for all aspects of the Company’s finance and investor relations functions. Prior to her current role, Ms. Dillard served as Chief Communications Officer & Head of Investor Relations from 2018 to 2021. Prior to joining the Company, she worked in corporate finance and investor relations for a number of Bay Area technology companies and started her career at Ernst & Young. Ms. Dillard is a certified public account (inactive) and holds a bachelor’s degree in business administration from Santa Clara University.

There are no arrangements or understandings between Ms. Dillard and any other person pursuant to which she was selected to serve as an officer of the Company. There are no family relationships between Ms. Dillard and any executive officer or director of the Company, nor is she party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K. The information called for by Item 5.02(c)(3) of Form 8-K is unavailable as of the time of this filing, and the Company will file an amendment to this Form 8-K containing such information within four business days of such information becoming available.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release between the Company and Warren C. Jenson dated February 20, 2023
10.2	Consulting Agreement between the Company and Warren C. Jenson dated February 20, 2023
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Jerry C. Jones Chief Ethics and Legal Officer & Executive Vice President

Date: February 21, 2023